CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement No. 333-144628 (the “Registration Statement”) on Form N-6 of our report dated April 22, 2011, relating to the financial statements of Sun Life of Canada (U.S.) Variable Account I, and to the incorporation by reference of our report dated March  28, 2011, relating to the consolidated financial statements of Sun Life Assurance Company of Canada (U.S.)  (the “Company”) (which expresses an unqualified opinion and includes an explanatory paragraph, relating to the Company changing its method of accounting and reporting for other-than-temporary impairments in 2009 and changing its method of accounting and reporting for the fair value measurement of certain assets and liabilities in 2008, as discussed in Note 1 and Note 5, respectively, of the consolidated financial statements) appearing in the Statement of Additional Information which is part of the Post-Effective Amendment No. 8 to the Registration Statement, which is incorporated by reference within this Post-Effective Amendment No. 9 to the Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information appearing in Post-Effective Amendment No. 8 to the Registration Statement.

/s/DELOITTE & TOUCHE LLP
Boston, Massachusetts
May 13, 2011